NEWS RELEASE

    Cyber Digital, Inc. Announces Completion of $3 Million Private Placement

         Hauppauge,  New York, October 7, 1999  ...........Cyber  Digital,  Inc.
(the "Company"), (OTCBB:CYBD) today announced the completion of a private placement of its Series D1 Convertible Preferred Stock and accompanying warrants to an accredited institutional investor for an aggregate amount of $3 million. Subject to certain conditions, the institutional investor is also required to buy and the Company is required to sell additional shares of the Series D1 Convertible Preferred Stock and accompanying warrants for an aggregate amount of $2 million. The Zanett Securities Corporation of New York City, New York, acted as placement agent.

         The Company will use the proceeds of the private placement to (i) fund the capital expenditure incurred in the deployment of a high-speed Internet infrastructure network, which is comprised of the Company's Cyber Business Internet Gateways and Cyber Internet Access Network switches, as is planned for rollout in New York City and Boston, (ii) accelerate marketing and indirect sales force expansion efforts, and (iii) fund the working capital needs. "We are extremely pleased with the completion of this private placement and we welcome our new institutional investor. This is an important step in funding the growth of our company as we begin the deployment of high-speed Internet access and virtual private network services powered by AT&T to our business customers," commented J.C. Chatpar, Chairman of Cyber Digital, Inc.

         Cyber Digital, Inc. designs, develops, markets and services its Internet Protocol (IP) Frame Relay infrastructure equipment, as well as advanced integrated packet and circuit digital switching equipment employing SS7 or C7 signaling for private and public switch voice network operators worldwide. For more information on the Company, on our relationship with AT&T and on our high-speed Internet access services, please visit our Web site WWW.CYBERATT.COM.

Company contact:
J.C. Chatpar, Chairman
516-231-1200
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